UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2014 (April 13, 2014)

Grand Canyon Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As part of its oversight of the educational institutions participating in the Title IV programs under the Higher Education Act of 1965, as amended, the U. S. Department of Education (“DOE”) periodically conducts program reviews at selected schools that receive Title IV funds for the purpose of evaluating the school’s compliance with the Title IV requirements, identifying any liabilities to the DOE for errors in compliance, and improving future institutional capabilities. On April 13, 2014, the University received official notification from the DOE of the DOE’s intent to conduct a program review at Grand Canyon University of the University’s administration of the Title IV programs in which it participates as well as its administration of the Clery Act and related regulations, and its compliance with the requirements of the Drug-Free Schools and Communities Act for the 2012-2013 and 2013-2014 award years. On September 27, 2013, the University entered into an agreement with the DOE that fully resolved a prior program review conducted by the DOE. On October 28, 2013, the University received a new program participation agreement with full certification from the DOE, which gives the University the ability to participate in the Title IV programs through September 30, 2017.

The University believes that it has effective policies and procedures in place that are planned and implemented to comply with the applicable standards and regulations under Title IV and the other matters being reviewed. If and to the extent the DOE’s program review identifies any compliance issues, the University is committed to resolving such issues and ensuring that Grand Canyon University operates in compliance with all legal requirements. Program reviews may be unresolved for several months or years with little or no communication from the DOE, and may involve additional exchanges of information following the site visit. The University cannot presently predict the outcome of this program review or when the final program review determination will be issued. If the DOE were to make significant findings of non-compliance in the final program review determination, it could have a material adverse effect on the University’s business, results of operations, cash flows, and financial position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: April 16, 2014	By:	/s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer
(Principal Financial and Principal Accounting Officer)